Exhibit 99.1

Elys Game Technology Achieves Record Annual Revenue of $37.3 Million for 2020

Web-based gaming turnover increases 54% versus the same period last year

NEW YORK, April 13, 2021 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS), an interactive gaming and sports betting technology company, today provided a business update and reported financial results for the year ended December 31, 2020. The complete financial results are available in the Company’s Form 10-K, as filed with the Securities and Exchange Commission on April 12, 2021, which is available at www.sec.gov.

“I am very pleased to report that Elys not only achieved record revenue for 2020 but also broke through a major milestone by surpassing our half-billion dollar objective—reaching almost $575 million in gaming turnover despite the challenges brought on by the global pandemic. These results reflect the success of our omni-channel approach, and combining the best of both online and land-based retail betting, with balanced product diversification backed by our committed management teams,” stated Michele (Mike) Ciavarella, Executive Chairman of Elys Game Technology, Corp.”

Matteo Monteverdi, CEO of Elys Game Technology, Corp., commented, “Our multi-faceted approach allowed us to adapt to evolving market conditions and continue to grow. The increase in revenue to $37.3 million for the full year of 2020 reflects the strong growth in our web-based gaming turnover, which increased 54% versus 2019. This increase was offset by a decline in our land-based gaming turnover, that has been impacted by the shutdown of betting shops in Italy due to the COVID-19 pandemic.”

Mark Korb, CFO of Elys Game Technology, Corp. added, “We believe that we are very well positioned heading into 2021 to execute our vision of building a premier, end-to-end sports betting solution for European and US gaming operators. We continue to carefully manage expenses and have a solid balance sheet with over $18.9 million of cash as of December 31, 2020, which we expect will be more than sufficient to fund our planned geographic expansion in North America.”

Mr. Ciavarella concluded, “Through product preparedness with the build out of our ELYS U.S. platform, strategic selection of customers and the sequence of states in which to open, we expect that 2021 could represent a major inflection point for the Company. Elys is led by a highly experienced team, with a cutting-edge betting technology that we are confident can be quickly adopted by B2C operators throughout the U.S., and we continue to believe that our disciplined go-to-market strategy could extract long-term value for our investors and shareholders.”

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. In Italy, Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots.

The Company’s innovative wagering solution services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company being very well positioned heading into 2021 to execute its vision of building a premier, end-to-end sports betting solution for European and US gaming operators, the Company’s cash position being more than sufficient to fund its planned geographic expansion in North America, 2021 representing a major inflection point for the Company, the Company’s cutting-edge technology being quickly adopted by B2C operators throughout the U.S., and the Company’s disciplined go-to-market strategy extracting long-term value for our investors and shareholders. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to deliver a premier, end-to-end sports betting solution for European and US gaming operators as planned, the Company’s ability to roll-out and fund its planned geographic expansion in North America, 2021 representing a major inflection point as expected, our cutting-edge technology being quickly adopted by B2C operators throughout the U.S. as expected, our disciplined go-to-market strategy could extract long-term value for our investors and shareholders as believed, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Crescendo Communications, LLC

David Waldman

Tel: (212) 671-1020

Email: elys@crescendo-ir.com